August 21, 2013

BY EMAIL

Authentic Teas Inc.
Suite 1801-1 Yonge Street

Toronto, Ontario M5E 2A3

Attention:	Hrant Isbeceryan , President

Dear :

Re: Authentic Teas Inc. - Registration Statement on Form S-1

We have acted as special counsel to Authentic Teas Inc. (the “Company”), a Nevada corporation, in connection with the preparation of a registration statement on Form S-1/A (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “Commission”) for the registration of up to 1,011,600 shares of the Company’s common stock (the “Registered Shares”) for sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”), as further described in the Registration Statement.

In connection with this opinion, we have reviewed:

(a)	the Articles of Incorporation of the Company;
(b)	the bylaws of the Company;
(c)	Resolutions adopted by the board of directors of the Company pertaining to the Registered Shares dated May 25, 2011 and June 9, 2011;
(d)	the Registration Statement and the exhibits thereto;
(e)	the Prospectus (the “Prospectus”) constituting a part of the Registration Statement; and
(f)	such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein.

We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon the statements or certificates of officers or representatives of the Company.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares to be sold by the Selling Stockholders are duly authorized and are validly issued, fully paid and non-assessable.

This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada constitution, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”) and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ Clark Wilson LLP

cc: United States Securities and Exchange Commission